Exhibit (a)(1)(iv)

November 27/December 11, 2017

To: National Oilwell Varco, Inc. Employees Eligible for the Stock Appreciation Right Exchange Program

There are just [    ] days left for you to elect to participate in the National Oilwell Varco, Inc. Stock Appreciation Right Exchange Program (the “Exchange Program”). The offer is currently scheduled to end at 9:00 p.m. Central Time on Wednesday, December 20, 2017. To participate in the Exchange Program, you must make your Election by that deadline.

You should have received materials explaining the Exchange Program and how to elect to exchange your Eligible SARs Awards. Please read the materials carefully and consult with your personal financial and tax advisors before deciding whether or not to participate. You may make your Election by either of the following two methods: (1) make your Election electronically through the Company’s Intranet (the “Election Site”) using the “Election Site” hyperlink in the Company’s email communication to you; or (2) complete an Exchange Program Election Form (the “Election Form”), which form is included with the materials delivered to you, and submit the Election Form in PDF format by email to exchange.program@nov.com. Your Election must be received before 9:00 p.m. Central Time on Wednesday, December 20, 2017.

If you have questions about the Exchange Program, you may send an e-mail to: exchange.program@nov.com or call 346-223-4800, where you will have the ability to leave a voice message.

The Exchange Program materials contain important information for associates, including an offering memorandum that should be read carefully prior to making a decision whether to participate in the Exchange Program. These written materials and other documents may be obtained free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

Eligible Holders may obtain, free of charge, a written copy of the offering memorandum and other materials by calling the Company at 346-223-4800 or sending an e-mail to exchange.program@nov.com.